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Exhibit 10.3

*** Test Omitted and Filed Separately
CONFIDENTIAL TREATMENT REQUESTED
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

[PAR PHARMACEUTICAL LOGO]	[OPTIMER PHARMACEUTICALS, INC. LOGO]

March 22, 2006

Michael Corrado, MD
President/CEO
Advanced Biologics, LLC
580 Union Square Drive
New Hope, PA 18938

Dear Dr. Corrado,

Par and Optimer have jointly developed a strategy for allocating future financial obligations arising from the Par-101 clinical trails that are outsourced to Advanced Biologics. We would like Advanced Biologics assistance in implementing the plan.

It is our understanding that the latest budget that Advanced Biologics created for the Phase 2B/3 and Phase 3 clinical trials is $19,412,402. As you are aware, Par and Optimer have allocated expenses by budget line item, with $16,357,594 identified as Optimer expenses and $3,054,808 as Par expenses. We would like to fix the current contracts between Optimer and Advanced Biologics at this amount. Future changes to the budget (eg, change order, etc.) would become Par's responsibility, with the exception of changes resulting from alterations in either the studies or the clinical development plan based upon feedback from the FDA. Additionally, Par will not be responsible for increased expenses required to mitigate errors caused by Optimer's prior decisions and/or directions to Advanced Biologics, in particular in areas where Par had provided alternate recommendations.

To implement this change in responsibility, please consider Par responsible for the financial obligations of future change orders to the PAR-101 projects, unless instructed otherwise. We would appreciate your informing applicable team members of this process. Please let either of us know if you have any questions or concerns.

Par Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.
By:	By:
/s/ Shankar Hariharan, Ph.D	/s/ Youe-Kong Shue, Ph.D
Shankar Hariharan, Ph.D Executive VP and CSO Par Pharmaceutical Companies, Inc.	Youe-Kong Shue, Ph.D VP, Clinical Development Optimer Pharmaceuticals, Inc.

[OPTIMER LETTERHEAD]

June 5, 2005

Paul Campanelli
Senior Vice President, Business Development & Licensing
Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677

  Re:    Transfer of OPT-80 Strains

Dear Paul:

I am writing concerning the transfer of strains for OPT-80 under the Collaboration Agreement between Par Pharmaceutical, Inc. ("Par") and Optimer Pharmaceuticals, Inc. ("Optimer") dated April 29, 2005 (the Collaboration Agreement").

Optimer confirms that it will transfer to Par the mutant strain used in the production of OPT-80 (the "Strain"), solely for use in connection with the Collaboration Agreement, as follows: (i) the Strain and progeny in whole or part thereof and information relating to the Strain (including without limitation genetic sequence information) (collectively, the "Materials") shall be used by Par, and third parties receiving the Materials directly or indirectly from Par, solely for manufacture of API for OPT-80 (OPT-80 is also known as Par-101) pursuant to the Collaboration Agreement and/or for developing manufacturing processes for the purpose of such manufacture; (ii) the Materials shall be the Confidential Information of Optimer and subject to the applicable terms and conditions of the Collaboration Agreement; (iii) except as permitted by the Collaboration Agreement and in performance of its obligations under the Collaboration Agreement, Par agrees not to provide the Materials to any third party without the prior written consent of Optimer; (iv) Optimer hereby consents to provision of the Materials by Par to Biocon Limited of Bangalore, India ("Biocon") pursuant to the Material Transfer Agreement between Par and Biocon dated June 2, 2005, as previously provided to Optimer (the "Par-Biocon MTA"); (v) Par agrees not to amend the Par-Biocon MTA in any way that lessens the protections regarding rights in and to the Materials without the prior written consent of Optimer, and agrees that any supply agreement between Par and Biocon related to the Materials shall contain terms and conditions regarding use and disclosure of the Materials, and rights in and to the Materials, that are at least as protective as the terms and conditions set forth in the Par-Biocon MTA; (vi) Par agrees that it will not enter into any agreement with Biocon that restricts Biocon's ability to enter into and perform an agreement with Optimer for the supply of OPT-80 API to Optimer for use outside the Territory (as defined in the Collaboration Agreement) and/or the use of the Materials for such supply, except that any supply agreement between Par and Biocon shall include restrictions on Biocon from developing and/or supplying OPT-80 for use outside of the Territory until Biocon has first developed sufficient OPT-80 production capacity to supply the U.S. Market; (vii) Par confirms that any agreement between Par and Biocon related to the Materials shall be consistent in all respects with the Collaboration Agreement, including without limitation Par's obligations set forth in the last sentence of Section 2.1; (viii) in the event that Biocon breaches any provision of the Par-Biocon MTA or uses the Materials in any manner that adversely affects Optimer's rights outside the Territory, Par agrees to indemnify and hold Optimer harmless from all damages arising from such breach or use of the Materials by Biocon and to use reasonable efforts to enforce the Par-Biocon MTA; (ix) any derivatives of, or modifications to, the Materials shall be subject to the Collaboration Agreement including specifically, but without limitation, the obligations of confidentiality, the license grants, and the non-compete provisions.

This Letter Agreement is contingent upon the transfer of the Strain to Par or Par's permitted designees and shall come into force and effect upon, and solely upon, such transfer. No alteration of or modification to this letter agreement shall be effective unless made in writing and executed by an authorized representative of both parties. This letter agreement shall be deemed part of, and incorporated into, the Collaboration Agreement, and the terms and conditions of the Collaboration Agreement, including without limitation Section 15.2 (Disputes), shall apply.

Please indicate Par's agreement with the foregoing by signing in the place indicated below and return one copy to Optimer.

Very Truly Yours,
OPTIMER PHARMACEUTICALS, INC.
/s/ MICHAEL CHANG Michael Chang, Chief Executive Officer
PAR PHARMACEUTICALS, INC.
/s/ PAUL CAMPANELLI Paul Campanelli, Senior Vice President, Business Development & Licensing

EXECUTION COPY

COLLABORATION AGREEMENT

        THIS COLLABORATION AGREEMENT (the "Agreement") is hereby entered into as of April 29, 2005 (the "Effective Date") by and between Optimer Pharmaceuticals, Inc. ("Optimer"), a Delaware corporation with offices located at 10110 Sorrento Valley Rd, Suite C, San Diego, CA 92121 and Par Pharmaceutical, Inc. ("Par"), a Delaware corporation with offices located at 300 Tice Boulevard, Woodcliff Lake, NJ 07677.

        WHEREAS, Optimer is engaged in the development of pharmaceutical products and wishes to collaborate with Par regarding the development, promotion, distribution and sale of certain products under development by Optimer in the Territory; and

        WHEREAS, Par is engaged in the development, marketing and distribution of pharmaceutical products and wishes to collaborate with Optimer regarding the development, promotion, distribution and sale of certain products under development by Optimer in the Territory.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

        1.1    "Acquisition Cost" means, as applicable, direct cost of finished, Labeled and Packaged Product including actual out-of-pocket expenses paid to non-Affiliate manufacturers and suppliers and amounts paid to the other Party for supply of Product, API or other supplies or materials used in manufacture of the Product, including, specifically, the write-off of unusable materials, start up costs and unsold inventory and batches, but excluding general corporate and other overhead.

        1.2    "Affiliate(s)" means any Person (defined below) that, directly or indirectly, controls, is controlled by or under common control with a Party. For purposes of this definition of Affiliate, the term "control" (including with correlative meaning, the terms "controlling", "controlled by", and "under common control with") as used with respect to any Person, shall mean (i) ownership directly or indirectly of fifty percent (50%) or more of the voting stock of the controlled entity (or, for nonstock organizations, the right to receive over fifty percent (50%) of the profits of the controlled entity by contract or otherwise), or (ii) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

        1.3    "API" means the active pharmaceutical ingredient of the Product.

        1.4    "Applicable Laws" means all applicable laws, rules, and regulations that apply to the manufacture, development, marketing, sale or commercialization of Product or the performance of either Party's obligations under this Agreement including laws and regulations governing the import, export, development, marketing, distribution and sale of Product, to the extent applicable and relevant, and including all cGMP (defined below) or current Good Clinical Practices or similar standards or guidelines promulgated or adopted by the FDA where applicable, as well as U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

        1.5    "cGMP" means current Good Manufacturing Practices promulgated or endorsed by the FDA.

        1.6    "Collaboration Committee" shall have the meaning set forth in Section 7.1.

        1.7    "Commercial Expenses" means direct labor plus commercially reasonable out-of-pocket costs and expenses calculated in accordance with GAAP (defined below) related to marketing, selling and distributing Product and costs associated with advertising, training, samples, white papers, symposia, posters and the like, including, for example, sales force costs, and recall costs, but which shall not include freight expenses, general corporate and other overhead.

        1.8    "Commercial Launch" means the first commercial sale of the Product by Par or its Affiliate or Sublicensee to a Third Party after the FDA has approved the NDA for the Product.

        1.9    "Commercially Reasonable Efforts" means with respect to each Party, efforts and commitment of resources in accordance with such Party's reasonable business, legal, medical, and scientific judgment that are consistent with the efforts and resources such Party would use for other products owned by it or to which it has exclusive rights, which are of similar market potential and at a similar stage in their life cycle, taking into account the competitiveness of the market place, the regulatory structure involved and other relevant factors.

        1.10    "Competing Product" means a pharmaceutical product that contains the same active moiety as the Product, including all racemates, chelates, complexes, enantiomers, diastereoisomers, salts, bases, esters, hydrates, solvates, polymorphs, crystal forms, prodrugs, or metabolites, or the like, of such active moiety and all mixtures of any of the foregoing.

        1.11    "Confidential Information" means, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property Rights (defined below)), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), that is disclosed by such Party (the "Disclosing Party") to the other Party (the "Receiving Party") and is marked, identified or otherwise communicated to be confidential at the time of disclosure to the Receiving Party. Notwithstanding the foregoing, Confidential Information shall not include information that can be established by competent proof (a) to have been publicly known prior to disclosure of such information to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, (c) to have been received by the Receiving Party free of an obligation of confidentiality at any time from a source, other than the Disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) to have been independently developed either by personnel of the Receiving Party prior to receipt from the Disclosing Party or by personnel of the Receiving Party who had no access to and made no use of the Confidential Information provided by the Disclosing Party, or (e) to have been otherwise known by the Receiving Party prior to disclosure of such information by the Disclosing Party.

        1.12    "Control," together with its correlative meanings, means (except with respect to the definition of Affiliate as set forth above) possession of the right to grant a license or sublicense as provided herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with, or the rights of, any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date a Party first gained possession of such right.

        1.13    "Damages" means, without limitation, all liabilities, demands, obligations, assessments, judgments, levies, losses, fines, penalties, damages (including compensatory damages), amounts agreed to be paid in settlements (subject to any approvals of such settlements as may be applicable), costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, reasonably sustained or incurred in connection with the defense or investigation of any Proceedings (including any Proceedings to establish insurance coverage).

        1.14    "Encumbrance" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge, restriction or encumbrance of any nature whatsoever; provided, however, that patent rights or other intellectual property rights of Third Parties that might restrict, preclude or otherwise effect the performance of activities or practice of licenses granted hereunder shall not constitute an "Encumbrance" for purposes of this Agreement.

        1.15    "GAAP" means generally accepted accounting principles in the United States, consistently applied.

        1.16    "FDA" means the United States Food and Drug Administration or any successor agency thereto.

        1.17    "Future Products" means products based on the moieties encompassed by Optimer's designation of OPT-22, OPT-88 and OPT-99 or, as may be applicable with respect to each, the leading product candidate in the respective families of potential products encompassed by Optimer's designation of OPT-22, OPT-88 and OPT-99.

        1.18    "Intellectual Property Rights" means, without limitation, all of the following that relate to or underlie or arise out of the Product: all (i) patent applications, continuation applications, continuation in part applications, divisional applications, any corresponding foreign patent applications to any of the foregoing, and any patents that may grant or may have been granted on any of the foregoing, including reissues, re-examinations and extensions; (ii) know-how, trade secrets, inventions, data, processes, techniques, procedures, biological materials and other compositions, devices, methods, formulas, protocols and information, whether in each case patentable or not; (iii) any Investigational New Drug Applications ("INDs") or other regulatory filings made with the FDA relating to the Product or foreign counterparts of the foregoing; (iv) copyrightable works, copyrights and applications, registrations and renewals in connections with the Product; (v) any other similar or related proprietary rights; and (vi) copies and tangible embodiments of any one or more of the foregoing.

        1.19    "Label," "Labeled" or "Labeling" means all labels and other written printed or graphic matter related to the Product that is subject to FDA review including (i) as upon the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts.

        1.20    "NDA" means a new drug application pursuant to 21 U.S.C. §355 for the Product.

        1.21    "Net Profit" means Par's and its Affiliates' Net Sales for the Product less the Total Cost incurred by Par and its Affiliates for Product as calculated in accordance with GAAP.

        1.22    "Net Sales" means the dollar amount determined by deducting from the gross invoiced price billed for Product sold by Par or its Affiliates as the case may be, to Third Parties in arm's length transactions, the following amounts: (i) all applicable sales credits accrued in accordance with GAAP, (ii) payments or rebates actually incurred with respect to Products pursuant to federal, state and local government assistance programs, whether in existence now or enacted at any time hereafter, (iii) costs for transit insurance, freight, handling or other transportation as billed to customers (to the extent included in the amount invoiced for Products), (iv) sales, use or excise taxes and (v) any actually allowed write-offs or credits for inventory or batches unsold by purchasers of the Product. Sales credits accrued in accordance with accounting principles generally accepted in the United States may include credits or discounts related to the following: (i) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (ii) cash or terms discounts, (iii) customer rebate programs, (iv) chargebacks and administration fees or similar credits or payments granted to customers pursuant to contract or other purchases, (v) sales promotions, trade show discounts and stocking allowances, (vi) price adjustments, including those on customer inventories following price changes and (vii) product recalls. Net Sales shall also include the fair market value of all non-cash consideration received by Par or its Affiliates for sale of Products, including payment in kind, exchange or another form.

        1.23    "Net Sublicensing Revenues" received by a Party means all revenues received by such Party and its Affiliates from a Sublicensee (or, in the case of Optimer, from a licensee to which Optimer grants a license to sell or distribute the Product) in connection with a Sublicense and/or the Products for which such Sublicense is granted (including without limitation, up-front payments, license fees, milestone payments and running royalties), but excluding: (i) amounts received as payment specifically for performance of research and development activities, to the extent such payments are reasonably related to the costs of such activities; (ii) any amounts received as payment for equity and (iii) amounts received as payment for Product or API transferred to a Sublicensee, to the extent such amounts do not exceed the Party's (or its Affiliates') Acquisition Costs therefor. For avoidance of doubt, amounts received from a Sublicensee for Product or API in excess of the applicable Acquisition Costs shall be included within Net Sublicensing Revenues. Notwithstanding any of the foregoing, hi no event shall Net Sublicensing Revenues be deemed to include amounts received by a Party in consideration for a sale of all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by way of merger, sale of stock, sale of assets or otherwise), if the successor to such business or assets has assumed the obligations of such Party under this Agreement.

        1.24    "Packaging" or "Packaged" refers to all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying the Product, or, as the context requires, the act of packing Product in or with the foregoing materials.

        1.25    "Party" shall mean individually Optimer or Par, as may be applicable; and "Parties" shall refer to Par and Optimer collectively.

        1.26    "Person" means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust, governmental or administrative body or agency, or any other entity.

        1.27    "Proceedings" means, without limitation, governmental, judicial, administrative or adversarial proceedings (public or private), litigation, suits, arbitration, disputes, claims, causes of action or investigations.

        1.28    "Product" means the product designated by Optimer as of the Effective Date as OPT-80, including without limitation products based on the moieties encompassed by Optimer's designation of OPT-80.

        1.29    "Royalty" shall have the meaning given to such term in Section 6.2 of this Agreement.

        1.30    "Sublicense" shall mean an agreement pursuant to which Par grants to a Sublicensee any of the rights licensed or provided to Par hereunder.

        1.31    "Sublicensee" shall mean a Third Party to whom Par has granted a license or right to sell or distribute the Product.

        1.32    "Territory" means Canada and the United States, its territories, possessions and the Commonwealth of Puerto Rico. In the event Par decides to commercialize the Product in the State of Israel within twelve (12) months of the approval of an NDA related to the Product, the term Territory shall include the State of Israel.

        1.33    "Third Party" means any person or entity other than Optimer or Par or any of their Affiliates.

        1.34    "Total Cost" means the sum of Par's and its Affiliate's Commercial Expenses and Par's and its Affiliates' Acquisition Costs for the Product and royalties paid to any Third Party for an arms-length license to patent rights or other intellectual property rights reasonably necessary for, or technology used in, the manufacture, use or sale of the Product.

ARTICLE 2. COLLABORATION

        2.1    Exclusivity.    Pursuant to, and subject to, the terms and conditions of this Agreement, the Parties agree to exclusively collaborate with one another in the development and commercialization of the Product during the term of this Agreement. During the term of this Agreement, except as otherwise provided in this Agreement and pursuant to the terms and conditions of this Agreement, neither Party nor any of their Affiliates shall itself or through a Third Party, develop, make, have made, sell, offer for sale, distribute or otherwise make available (nor contract with any Third Party to do any of the foregoing) the Product or any Competing Product in the Territory. During the term of this Agreement, except in connection with providing Product or API to Optimer or Optimer's sublicensees or as Optimer may otherwise agree in writing, neither Par nor any of its Affiliates shall itself or through a Third Party, use the biological materials or other know-how provided within the Intellectual Property Rights for the manufacture, sale, marketing or distribution of the Product or a Competing Product outside the Territory.

        2.2    Licenses to Par.    Subject to the terms and conditions of this Agreement, Optimer agrees to grant and hereby grants to Par the following royalty bearing rights and licenses under Optimer's Intellectual Property Rights: (i) an exclusive license to sell, offer for sale, market, distribute and promote the Product in the Territory and (ii) a nonexclusive license to make, have made, develop, use and import Products (and API and other materials used in manufacturing Products) anywhere in the world, solely (A) in connection with development activities to obtain appropriate regulatory approvals for marketing within the Territory or (B) for selling, offering to sell, marketing, distributing and promoting of such Products within the Territory.

        For clarity, it is understood that the foregoing licenses shall not convey any right to market, distribute, promote, sell or offer for sale the Products or the corresponding API outside of the Territory, or to manufacture, have manufactured or use Products or API for such purposes except in connection with providing Product or API to Optimer, its Affiliates or licensees or as Optimer may otherwise agree in writing.

        2.3    Retained Rights; Grant Back.

          (a)   Optimer shall retain the right to perform any activity approved by the Collaboration Committee or required to be performed by Optimer under this Agreement or other written agreements between the Parties, and conduct clinical trials of the Product in the Territory including, without limitation, distribution of Products, at no charge or for a price at or below Optimer's fully-burdened manufacturing cost, for use in clinical trials conducted in the Territory.

          (b)   Optimer shall retain all rights under the Intellectual Property Rights (i) to sell, offer for sale, market, distribute and promote the Product outside the Territory and (ii) to make, have made, develop, use and import Products (and API and other materials used in manufacturing Products) anywhere in the world, solely (A) in connection with development activities to obtain appropriate regulatory approvals for marketing outside the Territory (subject h Products outside the Territory.

          (c)   Par agrees to grant and hereby grants to Optimer a non-exclusive license under Par's interest in all patents and patent applications within the Intellectual Property Rights owned or Controlled by Par after the Effective Date, with the right to grant and authorize sublicenses, to make, have made, use, sell, offer for sale, import, develop, market, distribute and promote API and Product outside the Territory.

        2.4    Sublicenses.    Subject to the terms and conditions of this Agreement, Par shall have the right to sublicense the rights granted in Section 2.2 upon written notice to Optimer. Within thirty (30) days following the execution of any Sublicense, Par shall provide Optimer with at least the following information with respect to each Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Product and rights granted to the Sublicensee; (iii) the territory in which the Sublicensee has obtained the right to sell Product; and (iv) the financial terms thereof, sufficient to allow Optimer to verify the amounts due under Section 6.2.2 below. Each Sublicense granted by Par shall be consistent with all the terms and conditions set forth in this Agreement, and subordinate thereto, and Par shall remain responsible to Optimer for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.

        2.5    Collaboration License.    Subject to the terms and conditions of this Agreement, each Party agrees to grant and hereby grants to the other Party a royalty-free, non-exclusive license under Intellectual Property Rights owned or Controlled by each Party to conduct activities assigned to that Party by the Collaboration Committee or required to be conducted by that Party under this Agreement.

        2.6    Option for Future Products.    Subject to the terms and conditions of this Agreement, Par shall have an exclusive option to collaborate with Optimer regarding the Future Products, as follows:

        2.6.1    Par and Optimer shall cooperate reasonably and work together in good faith during the twelve (12) months from the execution of this Agreement (the "Option Period") to assess the commercial potential of the Future Products in the Territory.

        2.6.2    Subject to its obligations set forth in Section 3.1.6 to treat the OPT-80 project as its highest priority, Optimer shall use its Commercially Reasonable Efforts in continuing to develop the Future Products during that time and shall communicate through the Collaboration Committee the steps it has taken in continuing to develop the Future Products and communicate any material findings (and such other data and information as Par may reasonably request) that relate to the potential commercial viability of each Future Product. It is understood and agreed that the option set forth herein shall not preclude Optimer from conducting any research, development, commercialization or other activities with respect to Future Products within or outside the Territory; provided, however, that Optimer shall not grant any Third Party a license to sell Future Products in the Territory during the Option Period.

        2.6.3    At any time during the Option Period Par may notify Optimer of its intent to exercise its option to collaborate with Optimer on any or all of the Future Products by providing written notice of its decision to Optimer.

        2.6.4    Upon Par's written notice, given within the Option Period, of its intent to exercise its option for one or more Future Product(s), the Parties shall for a period of one hundred and eighty (180) days thereafter (the "Exercise Period") negotiate in good faith and use diligent efforts to complete and execute an agreement to license the applicable Future Product(s) to Par on substantially similar terms and with substantially similar royalties and payments to Optimer as those relating to the Product set forth in this Agreement; provided, however, that (i) unless Optimer and Par agree upon mutually acceptable funding from Par to Optimer in connection with the conduct of clinical trials of such Future Product, Optimer shall not be obligated to agree to pay for any clinical trials of such Future Product(s)or to pay royalties to Par in connection with sales of Future Products by or under authority of Par outside the Territory; and (ii) unless Optimer and Par agree upon a mutually acceptable treatment of any technology or intellectual property rights Controlled by Optimer by license from any Third Party, Optimer shall not be obligated to agree to convey sublicenses to Par of such rights.

        2.6.5    The option to Future Products set forth in this Section 2.6 shall expire at the end of the Option Period with respect to all Future Products for which for which Par has not given written notice to Optimer as set forth in Section 2.6.3. In the event that Par has given Optimer written notice as set forth in Section 2.6.3 with respect to one or more Future Products, and the Parties do not or cannot agree upon mutually agreeable terms and conditions for a definitive written agreement conveying such a license to Par for one or more such Future Produces) within the applicable Exercise Period, then Par's option with respect to such Future Product(s) shall terminate, and Optimer shall thereafter be free to itself commercially exploit such Future Product(s) without obligation to Par and to license such Future Products to Third Parties; provided, however, that for a period of three years following the applicable written notice for the applicable Future Product, Optimer shall not license such Product to others on terms that are on the whole less favorable to Optimer than those offered to Par, taking into account any related transactions and applicable non-cash consideration to Optimer.

        2.6.6    In the event Par exercises its option with respect to one or more Future Product(s) as set forth in Sections 2.6.1 through 2.6.5 above, Optimer shall grant Par an eighteen-month (18) option, beginning upon expiration of the "Option Period" set forth in Section 2.6.1, to obtain a license to one of the three products indicated on Exhibit A (the "Springing Option"). For clarity, in the event that Par does not exercise its option with respect to one or more Future Products as set forth in Sections 2.6.1 through 2.6.5 above, Par shall not have the Springing Option set forth in this Section 2.6.6. The Springing Option shall be exercised and applied as Par's option on the Future Products. It is understood that the Parties shall in good faith discuss and consider replacements for the products in Exhibit A and may, from time to time, agree to amend Exhibit A to substitute one or more other products from Optimer's portfolio for one or more of the products listed on Exhibit A; provided, however, that the foregoing shall not be construed to require Optimer to keep products that are not listed on Exhibit A available for licensing to Par pursuant to the Springing Option set forth in this Section 2.6.6 unless and until such products are listed on Exhibit A.

        2.7    Obligations Outside the Territory.    The Parties understand and agree that, unless otherwise specifically provided herein, the obligations set forth in this Agreement shall relate only to the Territory, and that, other than any applicable payments due to Par under this Agreement, nothing herein shall restrict or limit Optimer's right to research, develop, manufacture and commercially exploit the Product outside the Territory, either itself or through its Affiliates or Third Parties. With respect to commercialization of the Product by or under authority of Optimer outside of the Territory, with the exception of Taiwan R.O.C., China, the territory of Hong Kong, the ASEAN Secretariat countries (comprising Singapore, Malaysia, Indonesia, Thailand, Vietnam, Laos, Cambodia, the Philippines, Brunei Darussalam and Myanmar), Australia and New Zealand (countries and territories within the foregoing exception hereafter referred to as the "Excluded Territory," and countries and territories outside of both the Territory and the Excluded Territory hereafter referred to as the "Rest of the World" or "ROW"), Optimer shall make the following payments to Par:

  (i)
  in the event Optimer grants a license to a Third Party to sell, have sold, market distribute the Product in the ROW, Optimer shall pay to Par [***] percent ([***]%) of all Net Sublicensing Revenues received by Optimer and its Affiliates in connection with the commercialization of the Product in the ROW; and

  (ii)
  with respect to sales of Product by Optimer and its Affiliates in the ROW, Optimer shall pay to Par [***] percent ([***]%) of the net sales of such Product ("net sales" for purposes of this Section 2.6 shall have the same meaning as the defined term Net Sales except that it shall refer to sales made by Optimer or its Affiliates in the ROW).

        The above notwithstanding, in the event that any confidential information or inventions of Par are used in the regulatory filings or otherwise in connection with the marketing of the Product in the Excluded Territory, Optimer shall also pay the amounts set forth in (i) and (ii) above with respect to the Excluded Territory.

ARTICLE 3. PRODUCT DEVELOPMENT

        3.1    General Development Obligations of Optimer.

        3.1.1    Optimer shall be responsible and shall use Commercially Reasonable Efforts to conduct all aspects of pre-clinical development of the Product.

        3.1.2    Optimer shall be responsible for the sourcing and the manufacturing of API for clinical trial supplies of the Product. All such API shall be acquired through an API supply agreement between Optimer and the API supplier. In the event that Par desires to obtain API for clinical trial from a Third Party supplier different from that used by Optimer, Optimer shall use reasonable efforts to provide such information, and reasonable amounts of such biological materials, as may be (i) available as of the Effective Date and (ii) reasonably necessary to enable such other API supplier to manufacture API for use by Par. Upon request of either Party, the Parties will work together in good faith to identify and negotiate with an initial supplier of API for clinical trial of the Product.

        3.1.3    Optimer shall cooperate with Par in good faith and provide to Par the information that is in the possession or control of Optimer regarding the Product, as reasonably requested by Par: (i) for the purposes of clinical development, marketing or regulatory filings; or (ii) that may be necessary or helpful in assessing potential Third Party patent risks, and Optimer agrees to otherwise reasonably cooperate with Par so as to avoid infringement of Third Party intellectual property rights.

        3.1.4    Optimer shall provide Par with reasonable ongoing access to its pharmacologists, other medical advisors and appropriate employees as reasonably required to provide consultation and expertise in order to gain regulatory and marketing approval of the Product, and Optimer shall otherwise cooperate and communicate with Par as reasonably necessary to facilitate development of the Product.

        3.1.5    Optimer may, at its discretion, utilize Third Parties, reasonably acceptable to Par, in carrying out its developmental obligations under this Agreement, provided that Optimer remains responsible for all its obligations under this Agreement and for the activities of such Third Parties working on Optimer's behalf.

        3.1.6    Except as the Parties may otherwise agree in writing, Optimer will treat the development of the Product in the Territory as its highest priority project and will focus its development efforts for the Product preferentially over other products of Optimer for the first two years following the Effective Date. Subject to the foregoing and to Section 6.1, in the event that Optimer does not sell stock in connection with Par's purchase of shares under Stock Purchase Agreement together with its sales of Optimer's Series D stock, in aggregate, for an amount of at least twenty-five million dollars ($25,000,000), Optimer will not fund clinical trials of any product other than OPT-80 without Par's consent until the earlier of (i) the time such clinical trials as the Collaboration Committee determines are reasonably necessary for submission of an NDA in the U.S. have been funded or (ii) three (3) years from the Effective Date; provided, however, the foregoing shall not prevent Optimer from funding clinical trials with grants or other moneys provided by Third Parties specifically for such activities. For clarity, it is understood that if Optimer raises more than twenty-five million dollars ($25,000,000) there shall be no general prohibition from it conducting other clinical trials but that such activities remain subject to Optimer's obligation, as set forth in the first sentence of this Section 3.1.6, to treat the development of the Product as its highest priority project.

        3.2    General Development Obligations of Par.

        3.2.1    Par shall be responsible, and use Commercially Reasonable Efforts, to conduct all aspects of the clinical trials of the Product, including all associated regulatory filings, preparing and conducting the clinical program for the Product, finalizing the Product formulation for the clinical trials, contracting with clinical and research organizations in connection with the clinical trials, for filing the associated NDA with the FDA and for coordinating and preparing the substance of the subsequent applicable regulatory filings for the Product.

        3.2.2    Par shall be responsible, and use Commercially Reasonable Efforts, for the development of the manufacturing SOPs and processes for the final dosage formulation and the associated analytical processes and the development and manufacturing of a final dosage formulation for the Product for commercialization and the clinical trials.

        3.2.3    Par may, at its discretion, utilize Third Parties in carrying out its developmental obligations under this Agreement, provided that Par remains responsible for all its obligations under this Agreement and for the activities of such Third Parties working on Par's behalf.

        3.2.4    Par shall, through the Collaboration Committee, keep Optimer regularly informed of the development activities planned with respect to the Product and the progress of development activities related to the Product conducted by Par or under its authority.

        3.2.5    Par shall use Commercially Reasonable Efforts to pursue the development of the Product and its regulatory approval throughout the Territory. In the event that Par makes a decision (i) not to seek, or to discontinue seeking, regulatory approval of the Product in the Territory, or (ii) not to market, or to discontinue marketing, the Product after receiving regulatory approval within the Territory, then Par shall promptly notify Optimer in writing.

        3.3    Additional Product Development Matters.    The Collaboration Committee shall be informed of all material findings and all results from clinical trials for the Product. Throughout the development of the Product, the Parties shall work together to evaluate and monitor the technical feasibility and the commercial viability of the Product. In the event that the Parties determine that development of the Product under this Agreement is or has become unattractive, whether due to technical difficulties, changes in the commercial landscape, or other reasons, the Parties shall consult with each other in good faith as to whether to continue development or terminate development of the Product.

        3.4    Development Expenses.    Optimer shall be responsible for out-of-pocket costs and Optimer's internal costs in connection with the clinical development of the Product as set forth in Section 6.1, below. Except with respect to costs for which Optimer is responsible as set forth in Section 6.1, and subject to inclusion in the calculation of Net Profits as may be applicable, Par shall be responsible for all costs and expenses associated with the manufacture, marketing and commercialization of the Product in the Territory, including as may be applicable, without limitation, Par's internal costs and Third Party costs and expenses related to materials (e.g., API and other materials used in manufacture of the commercial supply of the Product), facilities, personnel, analytical testing of commercial supplies (e.g., outside laboratory expenses).

        3.5    Post-Approval Clinical Trials.    In the event Par determines that it may be commercially beneficial to conduct, or the FDA or other regulatory authority in the Territory requires the conduct of, post-approval clinical trials on the Product for use in connection with regulatory approvals or marketing studies in the Territory, the Parties agree that such post-approval clinical trials shall be conducted by, and at the expense of Par, and shall be the responsibility of Par, unless the Parties otherwise agree.

        3.6    Limitation on Optimer Clinical Trials.    Optimer will inform the Collaboration Committee of clinical trials, if any, that Optimer intends to conduct for use in obtaining data for regulatory approvals outside the Territory separate from the clinical trials approved by the Collaboration Committee; provided, however, that in the event that Par can reasonably show that the initiation or continuation of any such clinical trial within the Territory would likely raise safety issues or otherwise impact the development, regulatory approval or commercialization of the Product in the Territory in a materially adverse way, and the Parties cannot resolve such concern after good faith discussions, Optimer will not conduct such clinical trial in the Territory. The Collaboration Committee shall be informed of all material findings and all results from any such clinical trials for the Product.

ARTICLE 4. REGULATORY MATTERS

        4.1    NDA Prosecution.    Par shall have sole responsibility and agrees to use Commercially Reasonable Efforts to prepare and file a NDA for the Product, and to thereafter prosecute such NDA with the FDA. Optimer shall make available to Par all documentation in Optimer's possession or Control reasonably required in order for Par to carry out its regulatory obligations in connection with the Product.

        4.2    NDA Ownership.    Par shall own the NDA relating to the Product and data contained therein and relating thereto.

        4.3    Expenses.    Par shall have sole responsibility for all expenses associated with preparing, filing and prosecuting the NDA. Par shall maintain such NDA throughout the term of this Agreement and shall be responsible for the expense associated with the maintenance of the NDA.

        4.4    IND Ownership.    Optimer shall own all INDs related to the Product. Optimer shall promptly following the execution of this Agreement provide a letter to the FDA appointing Par as its agent in respect to any IND relating to the Product and Par shall, for so long as it pursues development of the Product and retains its license under Section 2.2 take the lead in communications with the FDA; provided, however, that Par shall provide Optimer copies of all material communications received from the FDA and provide Optimer (i) the opportunity to review and comment on all material communications with the FDA and, (ii) to the extent practicable under the circumstances, the opportunity to be present at all meetings and telephone conferences with the FDA related to the Product.

        4.5    Cooperation.

        4.5.1    The Parties shall cooperate in good faith with respect to the prosecution of the NDA and Par shall keep Optimer informed with respect to all matters related to the applicable NDA including as follows: (1) Par shall provide Optimer with the opportunity to review and comment on all material submissions to the FDA related to the Product; (2) Par shall notify Optimer, and allow to the extent practicable, representatives Optimer to attend all formal meetings, including telephonic meetings, with the FDA relating to Regulatory Approval of the Product; and (3) Par shall keep Optimer informed of the progress of the prosecution of the NDA for the Product, including providing Optimer with good faith projections of the approximate time at which approval of the NDA may be expected.

        4.5.2    Optimer agrees to provide Par with all information in its possession or control that is necessary for Par to comply with any applicable FDA reporting requirements.

        4.5.3    Optimer and its Affiliates and licensees shall have the right to access, use and reference Par's (and its Affiliates' and Sublicensees') NDAs or other regulatory filings for the Product or referenced in connection with the Product, and the data package and all other relevant information and data used to support such filings, without cost to Optimer (other then any out-of-pocket expenses incurred by Par in providing such information) in order to obtain regulatory or other governmental approvals to market the Product outside of the Territory and to generally fulfill the purpose of this Agreement. Par shall share with Optimer all of its (or its Affiliates' or Sublicensees', as the case may be) analytical methodologies, manufacturing processes and procedures, and other information necessary for, or used in, all stages of manufacture of the Product through its final, Labeled and Packaged form, including clinical trial and commercial supplies in each case as may be found in the NDA.

        4.5.4    Optimer shall grant Par a right to reference the results of any data relating to the Product submitted to the FDA.

        4.6    Recall.    In the event that Par believes it necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to the Product in the Territory (a "Recall"), Par shall, at is own discretion, conduct such a Recall. Par shall be responsible for all costs and expenses associated with any such Recall unless, and to the extent that, the Recall can be attributed to the fault of Optimer or its failure to meet its obligations under this Agreement.

ARTICLE 5. COMMERCIALIZATION

        5.1    Marketing and Distribution Obligations.

        5.1.1    Par shall have the sole and exclusive right to market, promote, distribute and sell the Product in the Territory pursuant to the license set forth in Section 2.2 above.

        5.1.2    Following receipt of Regulatory Approval, Par shall use Commercially Reasonable Efforts to market, promote, distribute and sell the Product in the Territory.

        5.1.3    Par will develop marketing objectives and strategies for the Product, including the timing of the Commercial Launch of the Product, which shall be communicated to Optimer through the Collaboration Committee. Par shall have ultimate decision making responsibility and authority with regard to the marketing and pricing of the Product.

        5.1.4    Par shall keep Optimer informed of the progress of the marketing of the Product, including providing good faith projections of the expected sales of the Product on a quarterly basis and informing Optimer of any negative pricing activity in the market that would affect sales of the Product.

        5.1.5    Par shall not use the Product as a loss leader. In the event that Par sells the Product as part of a bundle or group sale with other products, and provides a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro rata based on average wholesale prices across all such products and may not be applied disproportionately to the Product sold as part of such bundle.

        5.1.6    Par may, at its discretion, utilize Third Parties in carrying out its commercial obligations under this Agreement, provided that Par remains responsible for all its obligations under this Agreement and for the activities of such Third Parties working on Par's behalf.

        5.1.7    If Par fails to use Commercially Reasonable Efforts to commercialize the Product or otherwise breaches its commercial obligations, Optimer may notify Par of such failure and the Parties shall meet to discuss such matter, such notification being in writing and said meeting to occur no later than three weeks after receipt of the written notification by Optimer. If requested by Optimer, Par shall propose a detailed plan, with a timeline, for remedying such failure and carrying out further development and marketing with the degree of diligence described above. The Parties shall work together diligently and in good faith to agree upon a mutually acceptable plan within a period not to exceed sixty (60) days from receipt of written notification of breach of commercial obligations. In the event that Par makes an internal determination to discontinue or not to pursue further commercial sale of the Product (in which event Par shall promptly notify Optimer of such determination in writing), then this Agreement and all licenses to Par hereunder shall terminate.

        5.2    API Supply.    Par shall, through a Third Party API manufacturer, be responsible for the making of API for the Product (except as provided in Section 3.1.2). Optimer agrees to cooperate with Par in establishing a commercially feasible manufacturing process for API, including, but not limited to, providing Par with access to all the know-how, trade secrets and intellectual property that Optimer has or will acquire (whether discovered by Optimer or discovered through a Third Party API manufacturer) relating to the process of manufacturing API for the Product.

        5.3    Product Supply.    Par shall be responsible for obtaining and maintaining adequate supply API and of finished, Packaged and Labeled Product and otherwise managing the supply chain of the Product.

        5.4    Label and Trademarks.    The label for the Product sold in the Territory shall be a Par label in accordance with Par's customary practices and with the Applicable Laws. The label shall designate that the Product has been developed in collaboration with Optimer including the name and logo of Optimer in a clearly visible fashion as determined by Par in good faith and consistent with applicable reasonable trademark usage guidelines, if any, of Optimer. Optimer hereby grants to Par the limited right to reproduce and print on the Labeling and Packaging Optimer's corporate name and logo, and/or other trademarks, trade dress and/or trade names of Optimer (the "Optimer Marks") as may be utilized therein. Except for the limited right expressly set forth in this Section 5.4, Optimer shall retain all right, title and interest in and to the Optimer Marks.

ARTICLE 6. FINANCIAL PROVISIONS

        6.1.    Development Funding.    Optimer shall be responsible for all internal and out-of-pocket costs incurred by Optimer, and all out-of-pocket costs incurred by Par and its Affiliates, associated with the clinical trials required to file an NDA as set forth in the initial budget, attached to this Agreement as Exhibit B. Subject to Section 7.3.2, Optimer shall also be solely responsible for such costs with respect to any additional pre-approval clinical trials as may be agreed to by the Collaboration Committee. Par shall submit to Optimer, within thirty (30) days of the end of each calendar quarter in which clinical trials have taken place, a statement listing all out-of-pocket costs and expenses incurred by Par and its Affiliates in connection with all clinical trials conducted during the proceeding calendar quarter.

        6.2.    Royalties.    Par shall pay Optimer a royalty on Net Sales sold by Par, or its Affiliates (the "Royalty") as follows: for Products invoiced on or prior to the date twelve (12) months after the Commercial Launch, Par shall pay to Optimer a royalty equal to [***] percent ([***]%) of the Net Sales; and for Products shipped and invoiced after the date twelve (12) months after Commercial Launch and for the remaining term of this Agreement, Par shall pay to Optimer a royalty equal to [***] percent ([***]%) Sales, except as otherwise provided in Sections 6.2.1 and 6.2.2.

        6.2.1    In the event a Third Party has received regulatory approval for and markets a Competing Product in the Territory during any calendar quarter following the date twelve (12) months after Commercial Launch and during the term of this Agreement, then with respect to Net Sales of Products by Par and its Affiliates for such quarter, the Royalty due and payable to Optimer under this Section 6.2 shall be the lesser of [***] percent ([***]%) of such Net Sales or [***] percent ([***]%) and its Affiliates' Net Profits for such quarter.

        6.2.2    In the event Par grants a Sublicense to a Sublicensee, the Royalty Par shall pay to Optimer shall be equal to [***] percent ([***]%) of all Net Sublicensing Revenues received by Par and its Affiliates in connection with the commercialization of the Product. In the event that, with respect to one or more Sublicensees, [***] percent ([***]%) of the running royalties included within Net Sublicensing Revenues for any given royalty reporting period is less than [***] percent ([***]%) of Net Sales of such Sublicensee (calculated in the same manner as Net Sales by Par and its Affiliates is calculated), then Par shall pay to Optimer additional amounts under this Section 6.2.2 sufficient to make the payments hereunder for such royalty reporting period equal to [***] percent ([***]%) of Net Sales by such Sublicensee.

        6.3    Records and Audits.    Optimer shall have the right, at its own expense, for any period during which the Product is sold hereunder and for one (1) year thereafter, to have an independent certified public accountant, reasonably acceptable to the Party being audited, audit the relevant financial books and records of account of Par and its Affiliates, but not more frequently than once in each calendar year, during normal business hours, upon reasonable demand, to determine or verify the financial information relevant to this Agreement including, for example and as applicable, relevant costs of API, royalty amounts due and payable, Net Profits and appropriate manufacturing cost of Product, and the like. If errors of more than ten percent (10%) in Optimer's favor are discovered as a result of such audit, Par shall reimburse Optimer for the expense of such audit and pay the deficiency with interest immediately. As a condition to such examination, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to the Party being audited, to maintain in confidence all information obtained during the course of any such examination except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms. Additionally no auditor may be employed on a contingency basis.

        6.4    Payments and Reports.    Par shall pay to Optimer the applicable Royalties within thirty (30) days of the end of each calendar quarter in which sales of the Product have been made, or if no payment is due, shall provide a written statement to that effect, and shall accompany such payment or statement with a written report setting forth, separately for Par and each Affiliate, the number, description, and aggregate Net Sales, by country, of Products sold during the applicable calendar quarter, and the Net Sublicensing Revenues received in such calendar quarter. The report shall also set forth the number, description and net sales of Product sold by Sublicensees. A copy of Par's calculation of all amounts due and payable shall accompany such Royalty payments for such calendar quarter. Optimer shall reimburse and pay to Par all out-of-pocket expenses associated with the clinical trials for which Optimer is responsible pursuant to Section 6.1 within forty-five (45) days of the end of each calendar quarter or, if later, within fifteen (15) days after receipt of a statement from Par listing such expenses as set forth in Section 6.1. All payments required to be made hereunder shall be paid in U.S. Dollars by wire transfer of immediately available funds to the financial institution, account number and account Party's name designated in writing by payee to the payor from time to time. In the event that a Party owing amounts hereunder disputes that some or all of such amounts are owed, then such Party shall pay the undisputed amount when due. Overdue amounts that are not disputed shall bear interest at the lesser rate of one-half of one percent (0.5%) per month or, if less, the maximum rate permitted by law until such amount is paid. When and to the extent that Optimer owes any amounts to Par pursuant to Section 6.1 and such amounts are not paid to Par when due, Par shall be free to set off the undisputed portion of such amounts against amounts payable by Par to Optimer.

ARTICLE 7. COLLABORATION COMMITTEE

        7.1    Establishment of the Collaboration Committee.    The Parties each hereby agree to work together in good faith in the collaboration under this Agreement and to keep each other reasonably informed of its activities under this Agreement. Additionally, and in support of the foregoing, promptly after the Effective Date, the Parties will form a committee (the "Collaboration Committee") comprised of six (6) people in total to facilitate communication between the Parties and to administer the collaboration. Each Party shall have equal representation in the Collaboration Committee. Each Party shall have the right from time to time to substitute new members, on a permanent or temporary basis, for any of its previously designated members of the Collaboration Committee. Each Party shall bear its own costs associated with participation in the Collaboration Committee.

        7.2    Purpose and Responsibilities of the Collaboration Committee.    The Collaboration Committee shall generally oversee the development and the commercialization of the Products and facilitate communication between the Parties, including as follows:

        7.2.1    Coordinate the exchange of information, technology and know-how as applicable to the collaboration;

        7.2.2    The Collaboration Committee shall establish approximate timelines for the development of the Product including timing of clinical trials and the filing of the NDA;

        7.2.3    The Collaboration Committee shall establish approximate timelines associated with the commercialization of the Product including the timing of supply and manufacturing commitments and the timing of the Commercial Launch;

        7.2.4    The Collaboration Committee shall oversee the development of each formulation and the associated legal assessments including those of risks associated with third-party patents;

        7.2.5    The Collaboration Committee shall oversee the Commercial Launch of the Product and monitor the marketing and sales of the Product, and the related competitive landscape, following the Commercial Launch;

        7.2.6    The Collaboration Committee may, from time to time, establish subcommittees composed of equal numbers of Par and Optimer representatives to oversee particular aspects of the collaboration such as research and formulation, clinical and regulatory development, product development, manufacturing, market research, post-approval marketing and other matters within the purview of the Collaboration Committee;

        7.2.7    The Collaboration Committee shall facilitate communication regarding, and resolution of, any disputes between the Parties; and

        7.2.8    The Collaboration Committee shall also address such other matters as are referred to the Collaboration Committee from time to time by mutual agreement of the Parties.

        7.3    Decision-Making; Limitations on Authority.

        7.3.1    Decisions of the Collaboration Committee shall be made by unanimous agreement. In the event that unanimity is not achieved within the Collaboration Committee, the matter will be referred to Par's and Optimer's Chief Executive Officers, who shall promptly meet and endeavor in good faith to resolve such matter in a timely manner. If such individuals cannot resolve such dispute, then, with respect to development and commercialization activities for Products in the Territory and manufacturing activities related to Products to be sold in the Territory, Par shall have the deciding vote; provided, however, that notwithstanding the foregoing, Optimer shall be obligated, as a result of such a deciding vote by Par, to violate any obligation or agreement it may have with any Third Party, or to undertake materially different activities than set forth for Optimer in the initial plan and budget.

        7.3.2    Whether or not as a result of Par's deciding vote as described in Section 7.3.1, the Collaboration Committee shall not have any authority to impose financial, cost or other obligations on either Party in excess of those expressly set forth in the initial budget for clinical trials set forth in Exhibit B, unless expressly consented to in writing by such Party.

        7.4    Collaboration Committee Meetings.    During the term of this Agreement, the Collaboration Committee shall meet at least once each calendar quarter or at such other frequency as the Collaboration Committee determines. The Parties shall meet on a date and at a time and location determined by the Collaboration Committee; the Parties anticipate alternating meetings between the Party's respective sites. Upon written notice by either Party to the other that a meeting is required or requested, a meeting will be held within thirty (30) calendar days of such notice on a date and time and at a location to be agreed upon by the Parties, or sooner if warranted by the circumstances. Notice requesting such a meeting shall include adequate information describing the activity to be reviewed. Any meetings of the Collaboration Committee may be held in person at a location to be agreed to by the Parties, or by videoconference or teleconference; provided, however, that the Collaboration Committee shall meet with at least half of each Party's representatives present in person no less than once per calendar year. A reasonable number of additional representatives of either Party including outside consultants and independent contractors, subject to the other Party's reasonable consent, may attend meetings of the Collaboration Committee in a non-voting capacity. At least one week prior to any meeting of the Collaboration Committee, each Party shall provide the other with a proposed agenda of the matters to be discussed at such meeting. A Collaboration Committee Chairperson shall be selected for a one-year term and shall alternate between designees of the Parties, commencing with a designee of Optimer. Within thirty (30) days after each meeting, the Collaboration Committee Chairperson will provide the Parties with a written report describing, in reasonable detail, a summary of the meeting and a summary of the results and progress to date, the issues requiring resolution and the agreed resolution of previously reported issues.

ARTICLE 8. INTELLECTUAL PROPERTY

        8.1    General ownership.    Each Party understands and agrees that as between the Parties, ownership of all inventions and Intellectual Property Rights related to the Product shall be determined in accordance with U.S. patent law.

        8.2    Third Party Claims of Infringement and Regulatory Proceedings.

        8.2.1    If, at any time on or after the Effective Date, any Party shall become aware of any Proceeding or threat of any Proceeding by a Third Party relating to the manufacture, use or sale of the Product in the Territory (other than Damages for personal injury or product liability), then the Party having such knowledge shall give notice thereof to the other Party as soon as reasonably practicable.

        8.2.2    In the event of any Proceeding or threatened Proceeding contemplated by Section 8.2.1, Par shall assume sole control of the defense of such Proceeding or threatened Proceeding, using counsel of its own choosing.

        8.2.3    Optimer agrees to fully cooperate with Par in the defense of any such Proceedings; and Par agrees to consult with Optimer with respect to whether and how any such Proceeding should be defended, maintained, settled, or appealed throughout the pendency of such Proceeding. Additionally, Par shall keep Optimer (or, if requested, Optimer's legal counsel) apprised with respect to developments in and progress of any such Proceeding throughout, and until final disposition of, such Proceeding and give due consideration to Optimer's views in connection with such Proceeding, and shall inform Optimer or Optimer's counsel regarding all material decisions issued by the courts in such matters.

        8.2.4    Optimer shall not enter into any settlement, agreement, consent judgment or other voluntary final disposition of any Proceeding or threatened Proceeding relating to the Product under this Section 8.2, in whole or in part, without the prior written consent of Par, which shall not be unreasonably withheld, conditioned or delayed.

        8.2.5    Par shall bear [***] percent ([***]%) all expenses, costs, fees and Damages against either or both of the Parties associated with any Proceeding under this Section 8.2 associated with the Product ("Costs") and Optimer shall bear [***] percent ([***]%) of the Costs except that all such Costs shall be reimbursed (on a pro-rata basis until fully reimbursed) to the Parties fully from the Net Sales of Product prior to the calculation of Royalties under Section 6.2. During the pendency of any such infringement action the Parties agree to reconcile their expenditures on Costs on a quarterly basis, and the Party that has expended less than its share shall reimburse the other Party to the extent necessary to make each Party's expenditures on Costs equal the respective percentage allocation of such Costs. To the extent that any amounts awarded to a Party as Damages, profits or otherwise in connection with any action specified this Section 8.2, they shall be deemed to be Net Sales and subject Royalties under Section 6.2 after the Costs of each Party in respect of the Proceeding have first been reimbursed.

        8.3    Patent Prosecution.    The Parties hereby agree to cooperate with one another in good faith to seek and obtain patent protection for inventions that may arise claiming the manufacture, use or sale of Product within the Territory.

        8.4    Infringement by Third Parties and Regulatory Proceedings.

        8.4.1    The Parties agree to cooperate with one another in good faith in connection with (i) any Proceeding before or involving a regulatory agency in the Territory in relation to the Product, and (ii) the use of available Intellectual Property Rights owned or Controlled by the Parties associated with the Product to prosecute potential Third Party infringers in the Territory of such Intellectual Property Rights, including disclosing to each other as reasonable and practicable, such Intellectual Property Rights as may be available to assert against Third Party infringers.

        8.4.2    If, at any time on or after the Effective Date, either Party shall become aware of any infringement or threatened infringement within the Territory of the Intellectual Property Rights associated with a Product that are owned or Controlled by either Party, or any unfair competition, inappropriate or unauthorized use, disparagement or other tortious act within the Territory by any Third Party in relation to the Product, then the Party having such knowledge shall give notice thereof to the other Party as promptly as reasonably practicable.

        8.4.3    Par, in consultation with, and with the assistance of Optimer, shall (i) control any Proceeding before or involving a regulatory agency in the Territory in relation to the Product, and (ii) save the first right to take such action as it deems appropriate to enforce the applicable Intellectual Property Rights licensed to Par hereunder against any Third Party that may be infringing such Intellectual Property Rights within the Territory, including initiating an appropriate Proceeding or threatening to initiate an appropriate Proceeding to prevent or eliminate the infringement of such Intellectual Property Rights, or the unfair competition, inappropriate or unauthorized use, disparagement or other tortious act by any Third Party in relation to such Product in the Territory. Optimer agrees to join as a party in any such applicable Proceeding upon Par's reasonable request and at Par's expense, in the event that Optimer's joinder is necessary in order to maintain standing. Additionally, Par shall keep Optimer (or, if requested, Optimer's legal counsel) apprised with respect to developments in and progress of any such Proceeding throughout, and until final disposition of, such Proceeding and shall inform Optimer or Optimer's counsel regarding all material decisions issued by the courts in such matters.

        8.4.4    If Par elects to take any action of the nature specified in Section 8.4.3, it shall bear all expenses in regards to such a Proceeding and shall share any Damages awarded from such a Proceeding as set forth in Section 8.4.7.

        8.4.5    If Par determines not to take any action of the nature specified in Section 8.4.3 (in which event Par shall promptly notify Optimer in writing), or if Par does not take such action within one hundred and eighty (180) days after a written request by Optimer to do so, Optimer shall thereafter have the right to take such action. Par agrees to join as a party in any such applicable Proceeding upon Optimer's reasonable request and at Optimer's expense, in the event that Par's joinder is necessary in order to maintain standing.

        8.4.6    Optimer shall not enter into any settlement, agreement, consent judgment or other voluntary final disposition of a Proceeding or threatened Proceeding under this Section 8.4 (other than a Proceeding initiated by Optimer pursuant to Section 8.4.5), in whole or in part, without the prior written consent of Par.

        8.4.7    All amounts awarded as Damages, profits or otherwise in connection with any action specified in this Section 8.4 shall be deemed to be Net Sales and subject to Royalties under Section 6.2 after the fees, costs and expenses of each Party in respect of the Proceeding have first been reimbursed.

ARTICLE 9. CONFIDENTIALITY AND PUBLIC DISCLOSURE

        9.1    During the term of this Agreement and for a period of five (5) years thereafter (or perpetually, with respect to trade secrets), neither Party shall disclose to any Third Party (other than its parent company, which is to be bound to and advised of the confidentiality obligations, herein) any Confidential Information received by it hereunder or use any such Confidential Information for its own benefit (except in performance of its obligations under this Agreement) or that of any third Party without the written consent of the Disclosing Party. Each Party agrees to protect Confidential Information received from the other Party at least as well as it would its own proprietary and confidential information. Each of Optimer and Par acknowledge and agree that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly; provided, however, that each Party shall have the right to disclose this agreement to its consultants and advisors, and to its actual and potential investors and sublicensees under customary obligations of confidentiality. Notwithstanding the foregoing terms of this Section 9.1, (i) Par shall have the right to use the Confidential Information of Optimer as reasonably necessary or useful in the practice of its licenses hereunder, and to disclose the same, subject to reasonable obligations of confidentiality, to its Affiliates and Sublicensees for such use, and (ii) Optimer shall have the right to use the Confidential Information of Par as reasonably necessary or useful in the practice of its licenses hereunder or in the development, marketing or commercialization of Products outside the Territory, or in the manufacture of Products, and to disclose the same, subject to reasonable obligations of confidentiality, to its Affiliates and licensees for such use.

        9.2    The foregoing notwithstanding, the Parties agree that each Party may disclose Confidential Information of the Disclosing Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors, other Third Parties or other representatives of the Receiving Party or its Affiliates, who, in each case, (a) need to know such Confidential Information for purposes of the implementation and performance by the Receiving Party of this Agreement and (b) will use the Confidential Information only for such limited purposes and are bound to keep the confidentiality of such information. Each part hereby represents to the other that as a Receiving Party it will be responsible for the acts of any such party that it provides Confidential Information.

        9.3    Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, as the Receiving Party of Confidential Information from the Disclosing Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other Party (i) in order to comply with its obligations under law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 ("SEC"), and the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority, (ii) to respond to an inquiry of a governmental authority, or (iii) in a judicial, administrative or arbitration proceeding. In any such event the Receiving Party making such disclosure shall (A) provide the Disclosing Party with as much advance notice as reasonably practicable of the required disclosure, (B) cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) limit any disclosure to the specific purpose at issue.

        9.4    Following termination (but not expiration) of this Agreement, each Party, at the request of the other, shall return all Confidential Information disclosed to it hereunder, in whatever form contained upon the request of the Disclosing Party or destroy such Confidential Information and certify the same to the Disclosing Party; provided however that such Party may retain one copy of such Confidential Information for archival purposes.

ARTICLE 10. REPRESENTATIONS, WARRANTIES AND COVENANTS

        10.1    Optimer hereby represents, warrants and covenants that:

        10.1.1    Optimer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

        10.1.2    Optimer has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

        10.1.3    Optimer has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Optimer and constitutes a legal, valid, binding obligation, enforceable against Optimer in accordance with its terms.

        10.1.4    Except as the Parties may otherwise agree in writing, Optimer will treat the development of the Product in the Territory as its highest priority project for the first two years following the Effective Date and will have sufficient financial resources available to fund its obligations under Sections 3.1.6 and 6.1 with respect to the conduct of clinical trials for the Product.

        10.1.5    To the knowledge of Optimer as of the date of this Agreement, without obligation of inquiry, there are no Intellectual Property Rights relating to the development, marketing, selling, commercializing or manufacturing of the Product or Future Products that are owned by any Third Party, except as set forth on Schedule 10.1.5 hereto.

        10.1.6    Optimer has all necessary rights, powers and authority to grant the rights and licenses being granted to Par herein; and has not assigned or granted any licenses or other rights to any Third Party which may be inconsistent with this Agreement; and there are no Affiliates of Optimer or any Third Parties that have any legal title to or beneficial interest in the Product or any Intellectual Property Rights of Optimer related thereto nor any license rights thereto; and there are no Encumbrances relating the to the Product or any Intellectual Property Rights of Optimer related thereto, except as set forth on Schedule 10.1.6 hereto.

        10.1.7    As of the date of this Agreement, Optimer is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which will materially affect adversely its ability to perform hereunder.

        10.1.8    As of the date of this Agreement, to the knowledge of Optimer, no officer or employee of Optimer is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or employee to be employed by Optimer or to use the trade secrets or proprietary information of others or that could subject Par to any liability to Third Parties as a result of the existence or terms of any such contracts or agreements.

        10.1.9    To the knowledge of Optimer as of the Effective Date, no insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against Optimer or any of their assets or properties, nor, to the knowledge of Optimer, is any such Proceeding threatened. As of the Effective Date, Optimer has not taken any action in contemplation the institution of any such insolvency proceedings.

        10.1.10    Optimer shall comply with, and shall require compliance with, by its Third Party contractors, all Applicable Laws in the conduct of all activities associated with the development of the Product.

        10.1.11    Optimer will comply at all times with the applicable provisions of Sections 301 and 306 of the FFDCA and hereby covenants and represents that none of it, its employees, or any Person that has or will be providing services to Optimer in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

        10.1.12    Optimer shall make all reasonable efforts to insure in all its future dealing and contracts that none of the information accessed by Optimer, its Affiliates or licensees under Section 4.5.3 will be used by Optimer or any Third Party in the Territory. Optimer further covenants that it will not provide any materials or know-how or rights related to the Product or a Competing Product to any Third Party except pursuant to a written agreement and that any such agreement it signs with a Third Party including agreements granting rights to commercialize the Product outside the Territory, shall explicitly prohibit such a Third Party or its Affiliates from using the biological materials and other know-how provided by Optimer for the manufacture, sale, marketing or distribution of the Product or a Competing Product in the Territory or enabling any Third Party to do so.

        10.2    Par hereby represents, warrants and covenants that:

        10.2.1    Par is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

        10.2.2    Par has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder.

        10.2.3    Par has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Par and constitutes a legal, valid, binding obligation, enforceable against Par in accordance with its terms.

        10.2.4    Par is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform hereunder.

        10.2.5    No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against Par or any of their assets or properties. Par has not taken any action to institute any such insolvency proceedings.

        10.2.6    Par shall comply with, and shall require compliance with by its Affiliates, Sublicensees and Third Party contractors, all Applicable Laws in the conduct of all activities associated with the development, manufacture, marketing and commercialization of the Product including without limitation the associated analytical methods and cGMP requirements and all regulations of the FDA or other regulatory authorities applicable to marketing and sale of Products in the Territory,

        10.2.7    Par will comply at all times with the applicable provisions of Sections 301 and 306 of the FFDCA and hereby covenants that none of it, its employees, or any Person that will be providing services to Par in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

ARTICLE 11. INDEMNIFICATION

        11.1    Indemnification by Par.    Par shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Optimer, its officers, directors, employees and agents and Affiliates, and the successors and assigns of the foregoing ("Optimer Indemnified Parties"), harmless from and against all expenses, Damages, costs and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees as a result of a Third Party claim, suit, or cause of action (collectively, "Losses"), arising out of the material breach by Par of any representation, warranty or obligation of Par under this Agreement, or by a failure of Par (or its Affiliate or Sublicensee) to comply with all Applicable Laws during the term of this Agreement, or the gross negligence or willful misconduct of Par, except to the extent that such Losses arise solely out of the gross negligence or willful misconduct or illegal acts of Optimer Indemnified Parties.

        11.2    Indemnification by Optimer.    Optimer shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Par, its officers, directors, employees and agents and Affiliates, and the successors and assigns of the foregoing ("Par Indemnified Parties"), harmless against all Losses arising out of the breach by Optimer of any representation, warranty or obligation of Optimer hereunder, or by a failure of Optimer to comply with all Applicable Laws, or the negligence or willful misconduct of Optimer, except to the extent that such Losses arise out of the gross negligence or willful misconduct or illegal acts of Par Indemnified Parties. In the event Optimer wishes to pursue commercialization of the Product outside the Territory under Section 2.4 and does not pursue such commercialization through an agreement with Par, Optimer shall indemnify Par Indemnified Parties harmless against all Losses arising out such activities regardless of fault.

        11.3    Product Liability.    Notwithstanding any conflicting provisions in this Agreement, the Parties agree that all Losses incurred by the Parties arising out of any product liability Proceeding brought by a Third Party based directly or indirectly on the use by a Third Party of the Product anywhere in the world, including any no-fault claim, to the extent such Losses are not attributable to the negligence or willful misconduct of a particular Party, and all Losses arising out of claims of third parties due to or relating to any voluntary or involuntary recall of the Product, to the extent not attributable to negligence or willful misconduct of a particular Party, shall be shared by the Parties as follows:

          (a)   for such Losses and recalls based on of Product sold in the Territory, Par shall be responsible for a [***] percent ([***]%) share of such Losses, and Optimer shall be responsible for a [***] percent ([***]%) share of such Losses (to be recouped by Par as set forth in Section 11.3(c), below), and Par shall be responsible for payment of such amounts to Third Parties, subject to its right to recoup Optimer's share as set forth in (c), below; and

          (b)   for such Losses and recalls based on use of Product sold in the ROW (and also in the Excluded Territory, in the event and to the extent that sales and sublicensing of Product in the Excluded Territory is subject to payment obligations as set forth in Section 2.7), Optimer shall be responsible for a [***] percent ([***]%) share of such Losses, and Par shall be responsible for a [***] percent ([***]%) share of such Losses (to be recouped by Optimer as set forth in Section 11.3(c), below), and Optimer shall be responsible for payment of such amounts to Third Parties, subject to its right to recoup Par's share as set forth in (c), below; and

          (c)   in the event that either Party pays amounts described in this Section 11.3 to Third Parties, that Party shall be entitled to recoup the other Party's share of such amounts by deducting up to the full amount of the other Party's share from subsequent payments that are due to such Party pursuant to Section 2.7 or Section 6.2, as the case may be; provided, however, that neither Party shall so reduce the payments that are due to the other Party for any given calendar quarter to an amount less than [***] percent ([***]%) of the amounts that would otherwise be due under Section 2.7 or Section 6.2, as the case may; and further provided that any remaining unrecouped amounts of the other Party's share may be carried forward into successive calendar quarters until the other Party's share has been fully recouped.

        It is understood and agreed that, except for the recoupment process set forth in Section 11.3(c), above, Par shall not be obligated pay Optimer for Par's share of such Losses attributable to Products sold outside the Territory, and Optimer shall not be obligated to pay Par for Optimer's share of such Losses attributable to Products sold within the Territory. Neither Party shall enter into a settlement of any Proceeding contemplated in this Section 11.3 without the written consent of the other Party, whose consent shall not be unreasonably withheld; provided, however, that either Party may settle such a Proceeding with respect to Products sold in its territory (i.e., Par for Products sold in the Territory and

Optimer for Products sold outside the Territory) without the prior consent of the other Party if such settling Party waives, in writing, the other Parry's obligation for its share of such Losses.

        11.4    Limitations to Indemnity.    A Party that intends to claim indemnification under this Article 11 (the "Indemnitee") shall promptly notify the Indemnifying Party (the "Indemnitor") of any Losses in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof, whether or not the underlying Third Party claim is rightfully brought. In addition to counsel provided by the Indemnitor, an Indemnitee shall have the right to retain its own counsel at its own cost in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the Indemnitee has knowledge of any Losses, if materially prejudicial to the Indemnitor's ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article. At the Indemnitor's request, the Indemnitee, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any Third Party action, claim or liability covered by this indemnification and provide full information with respect thereto. The Indemnitor shall not settle or compromise any such Third Party claim without the written consent of the Indemnitee, which consent shall not be unreasonably withheld, but such consent shall not be required if the settlement or compromise involves only the payment of monies and the Indemnitee obtains a complete release thereunder.

        11.5    Settlement.    In no event shall the Indemnitee be entitled to settle any of the above-mentioned claims without the consent of the Indemnitor, whose consent shall not be unreasonably withheld or delayed.

ARTICLE 12. LIMITATION OF LIABILITY

        NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS PURSUANT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING FOR LOST PROFITS, OR LOSS OF OPPORTUNITY OR USE OF ANY KIND SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 13. TERM AND TERMINATION

        13.1    Term.    Unless earlier terminated pursuant to this Article 13 the term of this Agreement shall continue in force and effect from the Effective Date until the later of (i) fifteen (15) years from the date of Commercial Launch of the Product or (ii) the expiration of the last to expire patent claim which has not been held unenforceable or invalid within the Intellectual Property Rights claiming the manufacture, use or sale of the Product in the Territory or (iii) the expiration of any claim contained in a pending patent application within the Intellectual Property Rights claiming the manufacture, use or sale of the Product in the Territory which (a) has not been abandoned or finally rejected by without the possibility of appeal or refiling and (ii) has been under examination in the United States Patent and Trademark Office for less than three (3) years.

        13.2    Breach; Termination; Request for Reduction in Royalties.    Either Party may terminate this Agreement upon written notice to the other Party at any time during the term of this Agreement if the other Party is in breach of any material term of this Agreement and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, that if the allegedly breaching Party disputes whether there has been a material breach and initiates a declaratory judgment action, then (subject to the limitation set forth in the following sentence) the time to cure such breach shall toll pending such action and such Party shall have until sixty (60) days following the determination (or dismissal) of such action to cure such breach. With respect to payments of amounts due to the other Party under this Agreement, the tolling of the cure period described in the preceding sentence shall only be available to each Party three (3) times. In the event that Par believes Optimer has materially breached this Agreement and failed to cure such breach as provided above, and Par does not wish to terminate its license hereunder, Par may, in its discretion, seek to have the court determining such breach order a prospective reduction in royalty rates, annual minimum royalties and milestone payments, as a remedy for Damages determined to have been caused to Par by such breach by Optimer, as follows: if the court determines that such breach will result in more than de minimus Damages to Par, and Optimer has not cured such breach within sixty (60) days of such determination, the court may order a reduction in the royalty rate to apply to payments due under Section 6.2 above for future Product sales by Par (and its Affiliates and Sublicensees), or payment of Damages to Par, or some equitable combination of royalty reduction and payment of Damages to Par, in addition to such other equitable relief as the court deems appropriate.

        13.3    Insolvency Rights.

        13.3.1    Either Party may terminate this Agreement upon the voluntary institution of any proceeding by the other under any bankruptcy, insolvency, or moratorium law; or any assignment by the other Party of substantially all of its assets for the benefit of creditors; or placement of the other Party's assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within thirty (30) days thereafter and provided that in the case of in involuntary bankruptcy proceeding, which is contested by the other Party, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition.

        13.3.2    All rights and licenses to the Product are granted under or pursuant to this Agreement by either Party to the other are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to use Commercially Reasonable Efforts to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of (i) biological materials that not readily available from Third Parties, (ii) trade secrets, and (iii) those Intellectual Property Rights, owned or controlled by Optimer, not available from public sources, in each case which are necessary for the manufacture of the Product. If a case is commenced during the term of this Agreement by or against either Party under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall either perform all of the obligations provided in this Agreement to be performed by such Party. If a Title 11 case is commenced during the term of this Agreement by or against a Party, this Agreement is rejected as provided in Title 11 and the other Party elects to retain its rights hereunder as provided in Title 11, then the Party subject to the Title 11 case (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to the other Party all such intellectual property (including all embodiments thereof) held by such Party and such successors and assigns promptly upon the other Party's written request therefor. All rights, powers and remedies of each Party, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the other Party. Each Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

        13.4    Other Termination Rights.

        13.4.1    Par may terminate this Agreement for any reason upon sixty (60) days prior written notice.

        13.4.2    Either Party may terminate this Agreement upon ninety (90) days prior written notice if (i) the Product is permanently or completely withdrawn from any market in the Territory, or (ii) Par provides written notice to Optimer of its determination to discontinue or not to pursue regulatory approval and/or commercial sale of the Product in the Territory.

        13.5    Effects of Termination.

        13.5.1    Licenses; NDA.    In the event of any termination of this Agreement by Optimer pursuant to Section 13.2, 13.3 or 13.4, or by Par pursuant to Section 13.4, (i) the licenses granted to Par hereunder shall terminate concurrently, (ii) the licenses granted to Optimer hereunder and rights under Section 4.4.3 shall concurrently convert to non-exclusive, royalty-free licenses, and shall include the Territory as well as countries outside the Territory, and (iii) Par shall transfer to Optimer, without additional charge, the NDA and other regulatory filings in the Territory related to the Product and all data contained therein and relating thereto. In the event of termination of this Agreement by Par pursuant to Section 13.2 or 13.3 (but not a reduction in royalties as described in Section 13.2 without termination of the Agreement), the licenses granted to Par hereunder shall concurrently terminate.

        13.5.2    Survival.    Articles 9, 11, 12, 13 and 15 shall survive any expiration or termination of this Agreement. In addition, unless otherwise expressly set forth herein, no expiration or termination of this Agreement shall have any effect on any payment, right or obligation, representation or warranty under this Agreement accruing or arising prior to such expiration or termination; and Sections 6.3 and 6.4 shall survive any termination or expiration of this Agreement for a period of one year.

ARTICLE 14. INSURANCE

        Each Party shall obtain and maintain at all times during the term of this Agreement, prudent comprehensive general liability coverage appropriate to its activities with reputable and financially secure insurance carriers to cover its potential liabilities associated with its activities related to this Agreement in an amount of no less than Two Million dollars ($2,000,000.00) for base coverage, with at least One Million Dollars ($1,000,000.00) per occurrence and umbrella coverage of at least One Million Dollars ($1,000,000.00).

ARTICLE 15. MISCELLANEOUS

        15.1    Interpretation.    The article and section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References herein to a Party or other Person include their respective successors and assigns. The words "include," "includes" and "including" when used herein shall be deemed to be followed by the phrase "but not limited to." Unless the context otherwise requires, (i) references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (ii) the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; (b) any reference in this Agreement to any statute shall include corresponding provisions of any successor statute and any regulations and rules promulgated pursuant to such statute or such successor statute; and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, consistently applied, as in effect from time to time. Neither the captions to Sections or subdivisions thereof shall be deemed to be a part of this Agreement. The provisions of this Agreement, and the documents and instruments referred to herein, have been prepared, examined, negotiated and revised by each Party hereto and their respective lawyers, and no implication shall be drawn and no provision shall be construed against any Party hereto by virtue of the purported identity of the drafter of this Agreement, or any portion thereof.

        15.2    Disputes.    In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try in good faith to settle their differences amicably between themselves through the Collaboration Committee. If the Parties are unable to settle a dispute through the Collaboration Committee within thirty (30) days of the matter being raised with the Collaboration Committee, either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten business (10) days after such notice, the Chief Executive Officers or Presidents of the Parties shall meet for attempted resolution by good faith negotiations. If they are unable to resolve such disputed matter within thirty (30) days of initiating such negotiations, the Parties agree first to try in good faith to settle the dispute by mediation in Chicago, Illinois under the Commercial Mediation Rules of the American Arbitration Association. If mediation is unsuccessful, the Parties understand and agree that to the extent that Optimer initiates litigation, the venue for such litigation shall be the federal courts in the state of New Jersey; and to the extent that Par initiates litigation, the venue for such litigation shall be the federal courts in the state of California.

        15.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware, without regard to the conflicts of law provisions thereof and applicable federal law of the United States.

        15.4    Independent Contractor Status.    It is understood and agreed that the Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent of the other Party for any purpose whatsoever, and neither Party shall have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

        15.5    Waiver.    The waiver by either Party of a breach of any provisions contained herein may only be pursuant to written instrument, signed by the waiving Party, and any such waiver shall in no way be construed as a waiver of any succeeding breach of such provision or the general waiver of the provision itself.

        15.6    Assignment.    This Agreement may not be assigned by either Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement without such consent to an Affiliate or to any entity which acquires substantially all of its assets or business the assignee related to Products in the Territory, provided that written notice of such assignment is given to the other Party and the assignee consents to, and undertakes full liability under, this Agreement in writing for all the obligations of the assignor hereunder.

        15.7    Entire Agreement.    This Agreement contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties. Furthermore, it is the intention of the Parties that this Agreement is controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both Parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both Parties to be an amendment or waiver.

        15.8    Severability.    If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary, and the remaining provisions of this Agreement shall otherwise remain in full force and effect and enforceable.

        15.9    Further Assurances.    Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do or cause to be done such other acts, including without limitation the filing of such assignments, agreements, documents and instruments, as may be necessary or appropriate, in order to carry out the purposes and intent of this Agreement.

        15.10    Use of Party's Name.    Subject to Labeling activities in connection with Section 5.4, no right, express or implied, is granted by this Agreement to either Party to use the name of the other or any other trade name or trademark of the other in any manner for the promotion or advertisement of the Product, except as mutually agreed by the Parties. For clarity, it is understood that nothing herein shall prohibit either Party from using the name of the other Party (i) in certain of such Party's disclosure documents including those provided to investors, potential investors, advisors, partners, potential acquirers and Affiliates of such Party, or filed or disclosed in order to comply with its obligations under Applicable Law or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a governmental authority, (ii) to respond to an inquiry of a governmental authority, or (iii) in a judicial, administrative or arbitration proceeding, or from disclosing the fact that it has granted or obtained a license to the Intellectual Property Rights of the other Party so long as such use of the other's name is limited to statements of fact and is not done in a manner to suggest or imply endorsement by the other Party.

        15.11    Notice and Reports.    All notices, consents or approvals required by this Agreement shall be in writing sent by certified or registered air mail, postage prepaid or by confirmed facsimile (also to be confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

  To Optimer:

    Optimer Pharmaceuticals, Inc.
    10110 Sorrento Valley Rd, Suite C
    San Diego, CA 92121
    Attention: Michael Chang

    With copies to:

    Casey McGlynn, Esq.
    Wilson Sonsini Goodrich & Rosati
    650 Page Mill Road
    Palo Alto, CA 94303
    Fax:(650)493-6811

  To Par:

    Par Pharmaceutical, Inc.
    300 Tice Boulevard
    Woodcliff Lake, New Jersey 07677
    Attention: Office of General Counsel

    With copies to:

    Frommer Lawrence & Haug LLP
    745 Fifth Avenue
    New York, New York 10151
    Attn: Arthur Hoag, Esq.
    Fax: (212) 588-0800

        Notices given to the Parties shall be deemed effective on the date of receipt if sent by mail, and on the date of transmission if sent by confirmed facsimile. It is understood that notice to the Parties'

counsel as set forth above is for courtesy only, and shall not serve as effective notice hereunder independently of notice to the Party.

        15.12    Force Majeure.    A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality or non-performance due to such Party's negligence) caused by any event reasonably beyond the control of such Party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

        IN WITNESS WHEREOF, the Parties hereto have executed this Collaboration Agreement to be effective as of the Effective Date.

OPTIMER PHARMACEUTICALS, INC.
By:

Name:

Title:

PAR PHARMACEUTICAL, INC.
By:

Name:

Title:

EXHIBIT A

PRODUCTS AVAILABLE FOR OPTION UNDER SECTION 2.6.6

        1.     OPT-66 (for arthritis)

        2.     OPT-1068 (macrolide)

        3.     OPT-96 (second generation prulifloxacin)

EXHIBIT B

INITIAL BUDGET FOR CLINICAL TRIALS

CONFIDENTIAL

EXHIBIT B
PAR—Optimer Collaboration Agreement

Initial Budget for Clinical Trials
(in 000s)

OPT-80 Program	2005	2006	2007	2008	Total
Development cost for commercial production, based on 5 runs @ 5000L scale. Includes $[***] for cost of Flash 440s and columns	[***]				[***]
Potential capital investment for commercial production		[***]	[***]	[***]	[***]
Process development cost scale up from 5,000L to 20,000L		[***]	[***]	[***]	[***]
CMC—production of 500g cGMP API for Phase 2b (wild type)	[***]	—	—		[***]
CMC—production of 4.0 kg cGMP API for Phase 3	[***]				[***]
Manufacture for formulation study 4Kg non GMP material	[***]				[***]
GMP manufacture of 3 registration batches		[***]	[***]		[***]
CTM formulation development and final dosage validation	[***]	[***]			[***]
CTM manufacturing for Phase 2b and 3	[***]	[***]			[***]
Registration batch stability testing (API and CTM)			[***]		[***]
Bioanalytical support for 2a and toxicology	[***]	[***]			[***]
Analytical support for metabolite ID	[***]				[***]
Non-clinical pharmacology—radiolabeled OPT-80 manufacturing	[***]				[***]
Non-clinical pharmacology—ADME total recovery	[***]				[***]
Non-clinical pharmacology—Metabolism study in humans		[***]			[***]
Non-clinical pharmacology—Seg 1 and 2 reproductive tox	[***]				[***]
Non-clinical pharmacology—CV, CNS and pulmonary		[***]			[***]
Non-clinical pharmacology—CV AE study in dogs	[***]				[***]
Phase 2a study	[***]				[***]
Phase 2b Study ([***] evaluable patients @ $[***] each)	[***]	[***]			[***]
Phase 3 Studies for CDAD ([***] evaluable patients @ $[***] each)		[***]	[***]		[***]
GI flora disturbance study		[***]			[***]
Consultants	[***]	[***]	[***]		[***]
Travel	[***]	[***]	[***]		[***]

Total Clinical Costs for OPT-80	[***]	[***]	[***]	[***]	[***]

Cumulative costs (2005-2007)	[***]	[***]	[***]	[***]

SCHEDULE 10.1.5

Third Party Intellectual Property Rights

CONFIDENTIAL

Schedule 10.1.5:
Third Party Intellectual Property Rights for OPT-80, OPT-22, OPT-88, and OPT-99

	Title	ID#	Licensed From	Patent Holder
OPT-22	Synthesis Of the Breast Tumor-Associated Anitgen By Monoclonal Antibody MBR-1 And Uses Thereof	US Patent 5,708,163	MSKCC
	Synthesis Of the Breast Tumor-Associated Anitgen Defined By Monoclonal Antibody MBrl And Uses Thereof	US Patent 6,090,789	MSKCC
	Synthesis of Glycoconjugates of the Globo-H Epitope and Uses Thereof	US Patent 6,544,952	MSKCC
	Alpha-O-Linked Glycoconjugates, Methods, of Preparation and Uses Thereof	US Patent 6,660,714	MSKCC
OPT-88	Formulations Comprising Entrapped Active Ingredients and Uses Thereof	US Patent Application 10/473,267	TSRI
OPT-99	7[4(5-methyl-2-oxo- US1,3,-dioxalen-4-yl)methyl1-piperzinyl]-4-oxo-4H- [1,3]thiazeto[3,2,-A]quinoline-3-carboxylic acids	Patent 5,086,049	Nippon Shinyaku
OPT-80	Tiacumicin compounds	US Patent 4,918,174		Abbott
	Bromotiacumicin compounds	US Patent 5,767,096		Abbott
	Dialkyltiacumicin compounds	US Patent 5,583,115		Abbott

SCHEDULE 10.1.6
Encumbrances

        Optimer has granted Optimer Biotechnology, Inc. ('OBI') licenses to OPT-80 and certain other products, and related intellectual property of Optimer, for specified countries outside the Territory, and Optimer has undertaken certain other obligations, including payment of royalties for OPT-80 to OBI, under the December 8, 2003 License Agreement with OBI.

        Optimer has certain royalty obligations related to OPT-80 under the April 5, 2002 Collaboration Agreement with Echem High Tech Co., Ltd.

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  Exhibit 10.3
COLLABORATION AGREEMENT
ARTICLE 1. DEFINITIONS
ARTICLE 2. COLLABORATION
ARTICLE 3. PRODUCT DEVELOPMENT
ARTICLE 4. REGULATORY MATTERS
ARTICLE 5. COMMERCIALIZATION
ARTICLE 6. FINANCIAL PROVISIONS
ARTICLE 7. COLLABORATION COMMITTEE
ARTICLE 8. INTELLECTUAL PROPERTY
ARTICLE 9. CONFIDENTIALITY AND PUBLIC DISCLOSURE
ARTICLE 10. REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE 11. INDEMNIFICATION
ARTICLE 12. LIMITATION OF LIABILITY
ARTICLE 13. TERM AND TERMINATION
ARTICLE 14. INSURANCE
ARTICLE 15. MISCELLANEOUS
EXHIBIT A PRODUCTS AVAILABLE FOR OPTION UNDER SECTION 2.6.6
EXHIBIT B INITIAL BUDGET FOR CLINICAL TRIALS
  CONFIDENTIAL
EXHIBIT B PAR—Optimer Collaboration Agreement Initial Budget for Clinical Trials (in 000s)
SCHEDULE 10.1.5 Third Party Intellectual Property Rights
  CONFIDENTIAL
Schedule 10.1.5: Third Party Intellectual Property Rights for OPT-80, OPT-22, OPT-88, and OPT-99
SCHEDULE 10.1.6 Encumbrances